UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Aspen Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2739697
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Wheeler Road
Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock	The NASDAQ Stock Market LLC
$.10 Par Value Per Share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                                          (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.        Description of Registrant’s Securities to be Registered.

The authorized capital stock of Aspen Technology, Inc. (the “Company”) consists of 210,000,000 shares of Common Stock, $.10 par value per share, and 10,000,000 shares of Preferred Stock, $.10 par value per share.

COMMON STOCK

Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a plurality of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors in the class standing for election. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to the holders of Common Stock, subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

The board of directors is authorized, without further stockholder approval, to cause the Company to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the board of directors in a resolution or resolutions providing for the issuance of such series. Any such series of Preferred Stock, if so designated by the board of directors, may have full voting rights with the Common Stock or superior or limited voting rights, and may be convertible into Common Stock or another security of the Company.

The ability of the board of directors to approve the issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, control of the Company.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes mergers, asset or stock sales and other transactions resulting in a financial benefit to the interested stockholder.  Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•      before the stockholder became interested, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•      at or after the time the stockholder became interested, the business combination was approved by the board and authorized at a stockholder meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Item 2.        Exhibits.

			Incorporated by Reference
Exhibit Number	Description	Filed with this Form 8-A	Form	Filing Date with SEC	Exhibit Number

3.1	Certificate of Incorporation of Aspen Technology, Inc., as amended		8-K	August 22, 2003	4

3.2	By-laws of Aspen Technology, Inc.		8-K	March 27, 1998	3.2

4.1	Specimen certificate for common stock, $.10 par value, of Aspen Technology, Inc.		8-A/A	June 12, 1998	4

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: February 9, 2010	By:	/s/ Mark P. Sullivan
Mark P. Sullivan
Senior Vice President and Chief Financial Officer